EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Dakota Coin Authority on Form S-1 of our report dated March 6, 2020 with respect to our audit of the financial statements of Dakota Coin Authority as of October 31, 2019 and for the period from October 2, 2019 (date of inception) to October 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP
New Haven, Connecticut
March 6, 2020